Exhibit 99.1

Sean Audet

Text 100 Public Relations

+1.617.723.1044

datadomain@text100.com

Ed Luboja

Director of Communications

Data Domain, Inc.

+1.914.698.1346

edward.luboja@datadomain.com

Data Domain Announces Closing of Initial Public Offering and

Exercise of Over-Allotment Option

SANTA CLARA, Calif. — July 3, 2007 — Data Domain, Inc. (Nasdaq: DDUP) today announced that it has closed on its initial public offering of 7,390,000 shares of common stock at a price of $15.00 per share. Of the shares sold in the offering, 7,000,000 were sold by Data Domain and 390,000 were sold by a selling stockholder. Data Domain also announced that the underwriters of the offering exercised in full their option to purchase an additional 1,108,500 shares of common stock from the company, bringing the total net proceeds to the company to approximately $109 million.

Goldman, Sachs & Co. and Morgan Stanley acted as joint bookrunning managers and Thomas Weisel Partners LLC and Pacific Crest Securities acted as co-managers for the offering. Copies of the final prospectus relating to the offering may be obtained from the prospectus department of Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, via fax at 212-902-9316, or via e-mail at prospectus-ny@ny.email.gs.com; or from the prospectus department of Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, via telephone at 1-866-718-1649, or via email at prospectus@morganstanley.com.

A registration statement relating to the offering was declared effective by the Securities and Exchange Commission on June 26, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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